Exhibit 99.1
NEWS RELEASE
FEDERAL TRADE COMMISSION FILES PETITION FOR CERTIORARI IN THE
SUPREME COURT IN RAMBUS CASE
LOS ALTOS, Calif. — Nov 24, 2008 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced that the Federal Trade Commission (FTC) has filed a petition for a writ of certiorari in the United States Supreme Court, seeking to overturn a decision by the U.S. Court of Appeals for the District of Columbia Circuit (CADC) in Rambus’ favor. The CADC expressed “serious concerns” about the evidence on which the Commission relied for a number of its findings and held in particular that conduct by Rambus at a standards setting organization known as JEDEC did not injure competition.
“We are not surprised by the FTC’s filing and we are hopeful that the Supreme Court will confirm the decision of the CADC,” said Tom Lavelle, senior vice president and general counsel at Rambus. “We will file our response in the near future, and I note that the rulings of the FTC’s administrative law judge, the CADC and a federal court jury in March of this year confirm that our position is the correct one.”
In a unanimous decision in April of this year, the CADC determined the FTC failed to demonstrate that Rambus harmed competition. In March of this year, a Federal District Court jury found that Rambus did not engage in anticompetitive conduct and did not commit fraud, mislead or make misrepresentations to JEDEC.
The FTC brought antitrust charges against Rambus in 2002. A three-month trial was held in the spring of 2003 before Chief Administrative Law Judge Stephen McGuire, who issued his initial decision exonerating Rambus with over 1,600 findings of fact in its favor in early 2004. The FTC’s own Complaint Counsel appealed the decision of the fact-finder to the full Commission, which reversed the ALJ and found Rambus liable for violating Section 2 of the Sherman Act.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ innovations and solutions enable unprecedented performance in computing, communications, and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as a range of leadership and industry-standard memory solutions. Headquartered in Los Altos, California, Rambus has

regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.
Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the impact of the FTC’s order authorizing the receipt of excess consideration on Rambus. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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Press Contacts
Sandra Gharib
Citigate Cunningham for Rambus
(415) 618-8731
sgharib@citigatecunningham.com